March 7, 2015

Omid Tahernia, President & CEO
c/o Ikanos Communications, Inc.
47669 Fremont Boulevard
Fremont, California 94538

Dear Omid:

Pursuant to a decision by the Compensation Committee of the Board of Directors, we have agreed to the following modifications to your offer letter dated May 30, 2012, as amended on September 5, 2013 and November 17, 2014 (collectively, the “Offer Letter”), as follows:

Paragraph (d) under “Compensation and Benefits” is to be amended and replaced in its entirety by the following (and effected for the 1:10 reverse stock split which occurred on February 13, 2015):

“(d) Equity Awards. An important component of our compensation package includes the opportunity for ownership in our Company. Subject to Board approval, you will be granted an option to purchase up to 210,000 shares of the Company’s common stock (the “Option”) on your employment start date. The per-share exercise price of the Option will equal the closing market price of the Company’s common stock on the day the Option is granted. Starting on your first day of employment with the Company, the Option will begin vesting with respect to 150,000 shares (the “Time-Based Option Shares”) and the Time-Based Option Shares will continue to vest, subject to your continued employment, over a four year period, with 25% of such shares vesting on the first anniversary of your employment start date and the balance vesting in equal quarterly installments over the succeeding twelve (12) quarters.

“The remaining 60,000 shares (the “Performance-Based Option Shares”) will vest over a one year period beginning upon the date(s) that certain stock price goals are achieved. Specifically, vesting of the Performance-Based Option Shares will be dependent upon your continued employment and the attainment of average closing prices for the Company’s common stock for any period of twenty (20) consecutive trading days as follows: (i) 30,000 shares begin vesting at a $8.20 average closing stock price; and (ii) the remaining 30,000 shares begin vesting at a $12.30 average closing stock price. Once vesting begins, Performance-Based Option Shares will vest in equal quarterly installments over the one year period after the applicable average closing stock price target is achieved, subject to your continued employment. For example, if the closing stock price equals or exceeds $8.20/share for any period of twenty (20) consecutive trading days, then the first tranche of 30,000 shares will vest over the following one year period (beginning on the day after the referenced 20-day period), because the stock price had equaled or exceeded the first price target.

“In the event of a Change of Control (as defined below), the above stock price performance targets (if not previously achieved) will be evaluated against the Change of Control deal price. (If either or both of the above stock price targets have been achieved prior to a Change of Control, the respective tranche(s) of Performance-Based Option Shares will fully vest upon the close of the Change of Control.) To the extent that the deal price is equal to or in excess of the first or second stock price targets, the corresponding tranche(s) of the Performance-Based Option Shares will fully vest upon the close of the Change of Control. If the deal price is equal to or in excess of $5.74 per share, but less than the stock price target for a tranche, a pro rata portion of the shares subject to that tranche will vest upon the close of the Change of Control based on the ratio of (x) the excess of the deal price over the exercise price, to (y) the excess of the applicable stock price target over the exercise price, multiplied by the number of shares subject to that tranche, and the balance of the shares subject to that tranche will terminate as of the close of the Change of Control. For example, if the exercise

Omid Tahernia, President & CEO
March 7, 2015

price is $7.00 per share, and the deal price is $7.50 per share, 50/120 of the 30,000 shares subject to the $8.20 stock price target tranche will vest, and 50/530 of the 30,000 shares subject to the $12.30 stock price target tranche will vest. If the deal price is less than $5.74 per share, each tranche will terminate as of the close of the Change in Control.

“The Option will have a term of seven years, subject to earlier termination upon termination of service, and will be subject to the terms and conditions of a stock option agreement between you and the Company in a form approved by the Board.”

Paragraph (e)(1)(iv) under “Involuntary Termination” has been amended and replaced in its entirety by the following (and effected for the 1:10 reverse stock split which occurred on February 13, 2015):

“(iv) if either or both of the above stock price targets ($8.20/$12.30) for the Performance-Based Option Shares have been achieved prior to the date on which your employment terminates, the respective tranche(s) of Performance-Based Option Shares will fully vest upon your date of termination. If the average closing price of the Company’s common stock over the twenty (20) consecutive trading day period ending on (and including) your date of termination (or ending on the last trading day before your termination date if you are terminated on a Saturday, Sunday, or holiday) (the “Closing Price”) is equal to or in excess of $5.74 per share, but less than the stock price target for a tranche, a pro rata portion of the shares subject to that tranche will vest upon your date of termination based on the ratio of (x) the excess of the Closing Price over the exercise price, to (y) the excess of the applicable stock price target over the exercise price, multiplied by the number of shares subject to that tranche, and the balance of the shares subject to that tranche will terminate as of the date of your termination. For example, if the exercise price is $7.00 per share, and the Closing Price is $7.50 per share, 50/120 of the 30,000 shares subject to the $8.20 stock price target tranche will vest, and 50/530 of the 30,000 shares subject to the $12.30 stock price target tranche will vest. If the Closing Price is less than $5.74 per share, each tranche will terminate as of the date of your termination.”

No other provision in your Offer Letter, other than as specifically set forth herein, shall be deemed to have been changed. For the avoidance of doubt, the foregoing modification to your Offer Letter shall apply for purposes of your Stock Option Agreement dated June 11, 2012 (the “Stock Option Agreement”), which references your Offer Letter for the definition of “Change of Control” as used therein.

* * *

We have also agreed, pursuant to a decision by the Compensation Committee, to the corresponding modifications to your Stock Option Agreement, as follows:

The “Vesting Schedule” in the Stock Option Agreement is to be amended and replaced in its entirety by the following (and effected for the 1:10 reverse stock split which occurred on February 13, 2015):

“With respect to 150,000 shares subject to the Option (“Time-Based Option Shares”), 25% of such Shares shall vest twelve months from the Vesting Commencement Date on the same day of the month as the Vesting Commencement Date and 6.25% of the Shares subject to the Option shall vest each quarter thereafter on the same day of the month as the Vesting Commencement Date, subject to Optionee continuing to be an employee of the Company through each such date, such that all 150,000 Shares shall have completely vested on the four year anniversary of the Vesting Commencement Date, unless that date falls on a nonbusiness date, in which case the next business date shall apply.

“With respect to the remaining 60,000 Shares subject to the Option (“Performance-Based Option Shares”), (i) 30,000 shares begin vesting when the average closing stock price of the Company’s common stock on the Nasdaq Stock Market over any period of twenty (20) consecutive trading days reaches $8.20; and

Omid Tahernia, President & CEO
March 7, 2015

(ii) the remaining 30,000 shares begin vesting when the average closing stock price of the Company’s common stock on the Nasdaq Stock Market over any period of twenty (20) consecutive trading days reaches $12.30. The Performance-Based Option Shares will vest in equal quarterly installments over the one year period after the respective stock price target is achieved, subject to Optionee’s continued employment. For example, if the average closing stock price equals or exceeds $8.20/share for twenty (20) consecutive trading days, then the first tranche of 30,000 shares will vest over the following one year period, because the stock price had equaled or exceeded the first price target. In the event of a Change of Control (as defined in the Offer Letter), the stock price performance targets (if not previously achieved), will be evaluated against the Change of Control deal price. To the extent that the deal price is equal to or in excess of either of the stock price targets, the corresponding tranche of the Performance-Based Option Shares will fully vest upon the close of the Change of Control. If the deal price is equal to or in excess of $5.74 per share, but less than the stock price target for a tranche, a pro rata portion of the shares subject to that tranche will vest upon the close of the Change of Control based on the ratio of (x) the excess of the deal price over the exercise price, to (y) the excess of the applicable stock price target over the exercise price, multiplied by the number of shares subject to that tranche, and the balance of the shares subject to that tranche will terminate as of the close of the Change of Control. For example, if the exercise price is $7.00 per share, and the deal price is $7.50 per share, 50/120 of the 30,000 shares subject to the $8.20 stock price target tranche will vest, and 50/530 of the 30,000 shares subject to the $12.30 stock price target tranche will vest. If the deal price is less than $5.74 per share, each tranche will terminate as of the close of the Change of Control.

“Notwithstanding the foregoing, in the event the Company terminates Optionee’s employment without Cause (as defined in the Offer Letter), or Optionee terminates employment for Good Reason (as defined in the Offer Letter), then subject to Optionee’s execution and nonrevocation of a release (in accordance with the requirements described in the Offer Letter), the following acceleration of vesting shall apply:

(A) The vesting of the Option shall accelerate with respect to that number of Time-Based Option Shares that would have vested during the period through and including the quarterly installment vesting date that falls on (if the termination date is a quarterly installment vesting date), or the first such date that falls after (if the termination date is not a quarterly installment vesting date), the anniversary of Optionee’s termination date.

(B) If either or both of the above stock price targets ($8.20/$12.30) for the Performance-Based Option Shares have been achieved prior to the date on which Optionee’s employment terminates, the respective tranche(s) of Performance-Based Option Shares will fully vest upon the date of termination. If the average closing price of the Company’s common stock over the twenty (20) consecutive trading day period ending on (and including) the date of termination (or ending on the last trading day before the termination date if Optionee is terminated on a Saturday, Sunday, or holiday) (the “Closing Price”) is equal to or in excess of $5.74 per share, but less than the stock price target for a tranche, a pro rata portion of the shares subject to that tranche will vest upon the date of termination based on the ratio of (x) the excess of the Closing Price over the exercise price, to (y) the excess of the applicable stock price target over the exercise price, multiplied by the number of shares subject to that tranche, and the balance of the shares subject to that tranche will terminate as of the date of termination. For example, if the exercise price is $7.00 per share, and the Closing Price is $7.50 per share, 50/120 of the 30,000 shares subject to the $8.20 stock price target tranche will vest, and 50/530 of the 30,000 shares subject to the $12.30 stock price target tranche will vest. If the Closing Price is less than $5.74 per share, each tranche will terminate as of the date of termination.

(C) If the Company terminates Optionee’s employment without Cause, or Optionee terminates employment for Good Reason, within ninety (90) days prior to, or on or within twelve (12) months following, a Change of Control , then in lieu of the provisions set forth in the preceding clauses (A) and (B), the Time-Based Option Shares will become fully vested upon such termination, and if such

Omid Tahernia, President & CEO
March 7, 2015

termination occurs within ninety (90) days prior to the Change of Control, the vesting of the Performance-Based Option Shares will be subject to accelerated vesting as described above based on the Change of Control “deal price” as if Optionee were still employed through the close of the Change of Control. In addition, if such termination occurs within ninety (90) days prior to the Change of Control, the portion of the Option shares which would otherwise have been forfeited upon such termination but for the occurrence of a Change of Control within such ninety (90) day period after termination shall not be forfeited until it is determined whether they are subject to accelerated vesting by reason of the occurrence of a Change of Control within such subsequent ninety (90) day period, and the period to exercise the Option with respect to any such shares that do become vested by reason of the occurrence of such Change of Control shall not expire until three months after the close of such Change of Control (but in no event later than the expiration date of the Option), notwithstanding any contrary provision of the Agreement (as defined below), but subject to Section 19(c) of the Agreement.

“Notwithstanding the foregoing, the Performance-Based Option Shares with respect to which the stock price targets have not been met prior to the Change of Control, and which do not vest upon the Change of Control based upon the deal price, as described in this Notice of Grant of Stock Option, shall not be subject to accelerated vesting pursuant to Section 19 of the Agreement, even if not assumed or substituted pursuant to the transaction.”

No other provision in your Stock Option Agreement, other than as specifically set forth herein, shall be deemed to have been changed.

* * *

If the above modifications to your Offer Letter and Stock Option Agreement are acceptable to you, please signed where indicated below.

Very sincerely yours,

Ikanos Communications, Inc.

/s/ George Pavlov
George Pavlov
Chairman, Compensation Committee of the Board of Directors

AGREED AND ACCEPTED:

/s/ Omid Tahernia
Omid Tahernia